Exhibit 5.2

Clark Wilson LLP Barristers & Solicitors Patent & Trade-mark Agents 800-885 W Georgia Street Vancouver, BC V6C 3H1 Tel. 604.687.5700 Fax 604.687.6314

October 12, 2007

Eurasia Energy Limited Downiehills, Blackhills, Peterhead Aberdeenshire, AB42 3LB, Scotland, U.K.
Attention:	Nicholas W. Baxter,
President and CEO

Dear Sir:
Re:	Opinion Regarding common stock of Eurasia Energy Limited
Registered on Form S-4/A as amended and dated October 12, 2007

We have acted as counsel for Eurasia Energy Limited (the “Corporation”) in connection with the filing of a registration statement on Form S-4 as amended and dated October 12, 2007 (the “Registration Statement”) under the Securities Act of 1933, as amended. The Corporation will be changing its jurisdiction from the State of Nevada to Anguilla, British West Indies (the “Continuance”). Following the Continuance, the Corporation’s 24,315,135 shares are being registered under the Registration Statement.

We have examined originals or copies, certified or identified to our satisfaction, of the constating documents of the Corporation and of such corporate records of the Corporation, certificates of public officials, officers of the Corporation and such other documents and have considered such questions of law and made such other investigations as we have deemed relevant or necessary as a basis for the opinions hereinafter expressed. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies or facsimiles thereof.

In expressing the opinion set forth in paragraph 1 below, insofar as such opinion relates to the number of issued and outstanding shares of the Corporation on September 10, 2007, we have relied exclusively and without independent investigation upon a letter from Nevada Agency & Trust Company (the “Transfer Agent”) dated September 10, 2007.

Based on and subject to the foregoing we are of the opinion that as of October 12, 2007:

1.	The authorized capital of the Corporation consists of 100,000,000 common shares of which 24,315,135 are issued and outstanding; and

2.	The 24,315,135 issued and outstanding shares will be duly issued, fully paid and non-assessable as at the effective date of the Continuance. This is the same number of issued shares as indicated by the records of the Transfer Agent.

We are generally familiar with the Nevada Revised Statutes of the State of Nevada (“Nevada Law”) as presently in effect and we have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Nevada corporation. This opinion letter is limited to the current federal laws of the United States and, to the extent set forth above, the Nevada Law, including the statutory provisions and reported judicial decisions interpreting the Nevada Law, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name in the Prospectus constituting a part of such Registration Statement under the heading “Legal Matters.”

Yours truly,